Pioneer Announces Mid-Year 2013 Results

First half revenues rise to $44.5 million, EPS increases 27% over last year

Fort Lee, NJ, August 14, 2013 / PRNewswire / – Pioneer Power Solutions, Inc. (OTC: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the second quarter ended June 30, 2013.

Six Months Ended June 30, 2013 Highlights

▪	Revenue of $44.5 million, up 5.7% from $42.1 million during the first six months of 2012

▪	Gross margin of 23.9% of revenue, compared to 22.2% for the same period in the prior year

▪	Adjusted EBITDA of $4.4 million, or 9.9% of sales, compared to $3.8 million, or 8.9% of sales in the first two quarters of 2012

▪	Non-GAAP diluted EPS from continuing operations of $0.42, up 27% from $0.33 in the comparable prior year period

Second Quarter 2013 Highlights

▪	Revenue of $22.0 million, up 0.8% from $21.8 million in Q2 2012

▪	Gross margin of 25.4% of revenue, compared to 21.8% for the same period in the prior year

▪	Adjusted EBITDA of $2.5 million, compared to $1.9 million in Q2 2012

▪	Non-GAAP diluted EPS from continuing operations of $0.24, up 41% from $0.17 in the comparable prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "We delivered core sales growth that outpaced our industry, overcoming softness in some of our markets. In addition, we achieved significant improvements in operating margin and earnings per share, demonstrating the leverage in our business model as our profit growth outpaces our revenue growth. I am proud of this performance, and believe these results reflect the attractiveness of our market niches, and our focus on more complex, engineered-to-order project opportunities.”

Mr. Mazurek continued, “Given our investments so far in 2013, particularly in our new critical power equipment business serving the data center market, we expect our revenue growth rate to accelerate in the second half of the year and expect to meet our previously issued revenue guidance of $89 to $95 million. Combined with our continued focus on improving operating efficiencies, we believe we will meet or exceed our earnings guidance of $0.74 to $0.80 in non-GAAP EPS.”

Results for the Three and Six Months Ended June 30, 2013

Revenue

For the three months ended June 30, 2013, our consolidated revenue increased to $22.0 million, up from $21.8 million during the three months ended June 30, 2012. The $0.2 million overall increase in our revenue includes $0.5 million of switchgear sales by Pioneer Critical Power Inc., Pioneer’s newest business which was launched in March 2013 to serve the data center market. During the three months ended June 30, 2013, as compared to the three months ended June 30, 2012, sales of transformer products decreased by $0.3 million to $21.5 million. The 1.5% decrease in our transformer revenue was comprised of a 3.9% decrease in dry-type transformer sales, driven mostly by lower sales in Canada, and was partially offset by a 1.2% increase in our liquid-filled transformer sales (driven mostly by increased sales to U.S. customers).

For the six months ended June 30, 2013, our consolidated revenue increased by $2.4 million, or 5.7%, to $44.5 million, up from $42.1 million during the six months ended June 30, 2012. Approximately $1.9 million of the increase in our revenue was derived from transformer sales, which increased by 4.5% to $44.0 million, as compared to the six month period ended June 30, 2012. This increase in transformer sales was driven mostly by several large orders for liquid-filled products, sales of which grew 14.5% on a year-over-year basis, particularly from customers in Alberta’s utility and oil & gas sectors. Offsetting these increases was a 4.2% decline in dry-type unit sales, due primarily to two factors -- a large order that was recognized during the first six months of 2012 and not repeated, and the Company’s decision to reduce sales discounts in the Canadian distribution channel which management believes also reduced demand this quarter. The remaining $0.5 million increase in overall revenue during the 2013 period resulted from four additional months of operations for the Pioneer Critical Power Inc. business.

Gross Margins

For the three months ended June 30, 2013, the gross margin percentage was 25.4% of revenues, as compared to 21.8% during the three months ended June 30, 2012. The increase in gross margin percentage reflects favorable year-over-year comparisons for all of the Company’s general product categories. The gross margin percentage on sales of liquid-filled transformers increased by 5.3% during the three months ended June 30, 2013, driven by strong demand for larger, custom-designed substation-class transformers. In addition, the unit volume of network transformers, a design used exclusively by utilities, was also up significantly during the three months ended June 30, 2013, as compared to the same period of 2012. The average dry-type gross margin percentage increased 1.2% during the three months ended June 30, 2013, as compared to the same period of 2012, mostly as a result of manufacturing efficiencies implemented at Pioneer’s Canadian dry-type facility. The gross margin percentage on switchgear sales, although still a small contributor in terms of total gross profit dollars, also had the effect of increasing the overall gross margin during the three months ended June 30, 2013, as compared to the three months ended June 30, 2012.

For the six months ended June 30, 2013, the gross margin percentage increased to 23.9% of revenues, compared to 22.2% during the six months ended June 30, 2012. The 1.7% increase in the gross margin was due to several of the factors described above, but was also a result of a shift in mix towards more profitable product categories. The Company generally achieves higher gross margins from sales of its engineered-to-order products (principally liquid-filled transformers and switchgear) than it does from the sale of dry-type transformers, a large portion of which consists of catalogue designs sold on a wholesale basis through a distribution network. For the six months ended June 30, 2013, as compared to the six months ended June 30, 2012, liquid-filled transformers represented 50.4% of consolidated revenue (up from 46.5%), switchgear represented 1.1% (up from 0.0%) and dry-type transformers represented 48.5% (down from 53.5%).

Operating Income and Adjusted EBITDA

Operating income for the three months ended June 30, 2013 was $2.1 million, up from $1.5 million during the comparable period of last year. For the six months ended June 30, 2013, operating income rose to $3.6 million, up from $2.9 million during the first six months of 2012. The increase in operating income resulted from modestly higher sales, a gross profit margin increase, and selling, general and administrative expense that grew only 300 basis points as a percent of revenue. As a percentage of consolidated revenue, selling, general and administrative expense increased to 15.8% during the six months ended June 30, 2013, as compared to 15.5% during the same period of last year.

A significant portion of the operating expense consists of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, Adjusted EBITDA for the three months ended June 30, 2013 was $2.5 million, as compared to $1.9 million during the prior year period. For the six months ended June 30, 2013, Adjusted EBITDA rose by 17% to $4.4 million, or 9.9% of consolidated revenue, as compared to an Adjusted EBITDA margin of 8.9% during the first six months of 2012. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Earnings from Continuing Operations and Per Diluted Share

The Company generated net earnings from continuing operations of $1.3 million and $2.2 million for the three and six months ended June 30, 2013, as compared to $0.9 million and $1.7 million during the three and six months ended June 30, 2012. Earnings from continuing operations per basic and diluted share for the three and six months ended June 30, 2013 were $0.21 and $0.37, as compared to $0.15 and $0.29 for the three and six months ended June 30, 2012. Earnings from continuing operations benefitted from a higher operating income margin on increased sales, together with lower interest expense for the reasons described above. These improvements, as compared to the three and six months ended June 30, 2012, were partially offset by foreign exchange losses and increased non-operating expenses primarily due to an acquisition.

On a non-GAAP basis, excluding special items, the Company reported earnings from continuing operations of approximately $1.4 million during the three months ended June 30, 2013, or $0.24 per diluted share, up 41% from $0.17 per diluted share, or $1.0 million for the three months ended June 30, 2012. For the six months ended June 30, 2013, non-GAAP earnings increased to $2.5 million, or $0.42 per diluted share, up 27% from $0.33 per diluted share, or $1.9 million for the six months ended June 30, 2012. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its four operating subsidiaries, Pioneer Transformers Ltd., Jefferson Electric, Inc., Bemag Transformer Inc. and Pioneer Critical Power Inc., a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from seven additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the second quarter ended June 30, 2013, please refer to the Form 10-Q filed with the Securities and Exchange Commission on August 14, 2013.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) general economic conditions and their effect on demand for electrical equipment, particularly in the commercial construction market, but also in the power generation, industrial production, data center, oil and gas, marine and infrastructure industries, (ii) the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company’s dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and that any change in the level of orders from these customers could have a significant impact on the Company’s results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company’s chairman, president and chief executive officer, (vi) the Company’s ability to expand its business through strategic acquisitions, (vii) the Company’s ability to integrate acquisitions and related businesses, (viii) the Company’s ability to generate internal growth, maintain market acceptance of its existing products and gain acceptance for its new products, (ix) unanticipated increases in raw material prices or that disruptions in supply could increase production costs and adversely affect the Company’s profitability, (x) restrictive loan covenants and/or the Company’s ability to repay or refinance debt under its credit facilities could limit the Company’s future financing options and liquidity position and may limit its ability to grow its business, (xi) the Company’s ability to realize revenue reported in its backlog, (xii) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xiii) strikes or labor disputes with employees may adversely affect the Company’s ability to conduct its business, (xiv) since a majority of the Company’s revenue and a significant portion of its expenditures are derived or spent in Canadian dollars, while the Company reports its financial condition and results of operations in U.S. dollars, fluctuations between the U.S. dollar and the Canadian dollar will impact the amount of the Company’s revenues and earnings, (xv) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company’s markets and its ability to access capital markets, (xvi) the Company’s chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvii) future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price, and (xviii) the liquidity and trading volume of the Company’s common stock.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed with the SEC on April 1, 2013 and its Form 10-Q filed with the SEC on August 14, 2013. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$21,995	$21,820	$44,546	$42,137
Cost of goods sold	16,415	17,056	33,885	32,783
Gross profit	5,580	4,764	10,661	9,354
Operating expenses
Selling, general and administrative	3,531	3,310	7,052	6,551
Foreign exchange (gain) loss	(14)	(14)	47	(86)
Total operating expenses	3,517	3,296	7,099	6,465
Operating income	2,063	1,468	3,562	2,889
Interest expense	183	230	368	443
Other expense	74	1	167	30
Earnings from continuing operations before taxes	1,806	1,237	3,027	2,416
Provision for income taxes	544	358	852	697
Earnings from continuing operations	1,262	879	2,175	1,719
Loss from discontinued operations, net of taxes	-	(78)	-	(161)
Net earnings	$1,262	$801	$2,175	$1,558

Earnings from continuing operations per share:
Basic	$0.21	$0.15	$0.37	$0.29
Diluted	$0.21	$0.15	$0.37	$0.29

Earnings per common share:
Basic	$0.21	$0.14	$0.37	$0.26
Diluted	$0.21	$0.14	$0.37	$0.26

Weighted average number of common shares outstanding:
Basic	5,907	5,907	5,907	5,907
Diluted	5,924	5,908	5,922	5,907

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$822	$467
Accounts receivable	9,643	10,579
Inventories	13,844	14,912
Income taxes receivable	65	69
Deferred income taxes	848	563
Prepaid expenses and other current assets	1,555	885
Current assets of discontinued operations	-	47
Total current assets	26,777	27,522
Property, plant and equipment	11,697	10,937
Noncurrent deferred income taxes	614	700
Other assets	782	798
Intangible assets	5,117	5,329
Goodwill	7,886	6,892
Total assets	$52,873	$52,178

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Bank overdrafts	$1,075	$-
Accounts payable and accrued liabilities	10,665	12,044
Current maturities of long-term debt and capital lease obligations	8,476	7,335
Income taxes payable	786	1,135
Current liabilities of discontinued operations	-	125
Total current liabilities	21,002	20,639
Long-term debt and capital lease obligations, net of current maturities	8,477	9,795
Pension deficit	730	837
Noncurrent deferred income taxes	2,909	2,992
Total liabilities	33,118	34,263
Shareholders' Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 5,907,255 shares issued and outstanding	6	6
Additional paid-in capital	8,184	8,065
Accumulated other comprehensive loss	(1,390)	(936)
Retained earnings	12,955	10,780
Total shareholders' equity	19,755	17,915
Total liabilities and shareholders' equity	$52,873	$52,178

PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Earnings per share from continuing operations (GAAP Measure)	$0.21	$0.15	$0.37	$0.29
Earnings from continuing operations (GAAP Measure)	$1,262	$879	$2,175	$1,719
Amortization of acquisition intangibles	71	71	142	143
Stock-based compensation expense	41	69	108	133
Non-recurring acquisition and reorganization costs	76	3	169	32
(Gain) on sale of assets	(2)	(2)	(2)	(2)
Tax effects	(41)	(24)	(97)	(85)
Non-GAAP net earnings	$1,407	$996	$2,495	$1,940
Non-GAAP net earnings per diluted share	$0.24	$0.17	$0.42	$0.33
Weighted average diluted shares outstanding	5,924	5,908	5,922	5,907

Reconciliation to Adjusted EBITDA:
Earnings from continuing operations (GAAP Measure)	$1,262	$879	$2,175	$1,719
Interest expense	183	230	368	443
Provision for income taxes	544	358	852	697
Depreciation and amortization	363	361	722	730
Non-recurring acquisition and reorganization costs	76	3	169	32
(Gain) on sale of assets	(2)	(2)	(2)	(2)
EBITDA	2,425	1,829	4,284	3,618
Adjustments to EBITDA:
Stock-based compensation expense	41	69	108	133
Adjusted EBITDA (Non-GAAP Measure)	$2,466	$1,898	$4,392	$3,751

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.